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                                                                   EXHIBIT 10.7


                                        June 27, 1997



Mr. Jeff Robinson
The Millers Group
300 Burnett Street
Ft. Worth, Texas  76102-2799

     Re: Clarendon National Program -- Dispute Resolution

Dear Mr. Robinson:

This letter is to document the agreed resolution to the current dispute between our firms. References to "EWB" include E.W. Blanch Holdings, Inc. and its subsidiaries. "Millers" refers to The Millers Group, Milirisk and their subsidiaries. The provisions of the agreement are as follows:

         EWB agrees to follow through with the acquisition/licensing of Strategic Data Systems (SDS) software and services. EWB further agrees to pay $420,000 to license the SDS Property and Casualty software. Payment to be made in accordance with the SDS license payment terms.

         Millers and EWB agree to amend the Policy Life Cycle Services Agreement in accordance with the attached amendment.

         EWB agrees to increase the fee on the claims life cycle services by 0.5% of incurred losses effective June 1, 1997.

         EWB agrees to reduce its fee on the Millers Casualty (Florida) program to 1.25% of net written premium form 2% for the life of the program. Millers agrees to commence operations of this program immediately.

         Millers and EWB agree to terminate their Marketing Alliance Agreement as of June 20, 1997 and both parties agree to waive the 180 day notice provision. All other agreements between WEB and Millers continue unchanged, including but not limited to placement of Millers reinsurance by EWB, acquisition of Unisure software and services by Millers and continued repayment by Millers of the fee advance from EWB.

         This letter agreement will supersede and replace the letter agreement dated June 19, 1997, as acknowledged by Millers on June 20, 1997.

         Both parties agree to cooperate diligently and earnestly to reflect the foregoing provisions as amendments to the relevant existing contracts.

         Thank you for your cooperation in resolving this dispute. Please indicate your concurrence with the above agreement by signing and returning one copy of this letter.

                                        Sincerely,


                                        /s/ DAVID W. LACEFIELD

                                        David W. Lacefield
                                        Executive Vice President
                                        Blanch Insurance Services


for The Millers Group:


Name  /s/ JEFF ROBINSON
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Title Vice President
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Date  June 27, 1997
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